SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8–K

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CURRENT REPORT

Pursuant to Section 13

or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2003

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Santander BanCorp

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(Exact name of registrant as specified in this charter)

Puerto Rico	001–15849	66–0573723
––––––––––––––––––––––––––––	––––––––––––––––––––––	––––––––––––––––––––––––
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

207 Ponce de Leon Avenue, San Juan, Puerto Rico 00917

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(Address of principal executive offices) (Zip Code)

Registrant´s telephone number, including area code: (787) 759–7070

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Item 1. CHANGES IN CONTROL OF REGISTRANT.

N/A

Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

N/A

Item. 3. BANKRUPTCY OR RECEIVERSHIP.

N/A

Item 4. CHANGES IN REGISTRANT´S CERTIFYING ACCOUNTANT.

N/A

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

N/A

Item 6. RESIGNATIONS OF REGISTRANT´S DIRECTORS.

N/A

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

N/A

ITEM 8. CHANGE IN FISCAL YEAR

N/A

ITEM 9. REGULATION FD DISCLOSURE

N/A

ITEM 10. AMENDMENTS TO THE REGISTRANT´S CODE OF ETHICS, WAIVER OF A PROVISION OF THE CODE OF ETHICS

N/A

ITEM 11. TEMPORARY SUSPENSION OF TRADING UNDER REGISTRANT´S EMPLOYEE BENEFITS PLAN

N/A

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Santander BanCorp reports its financial results for the second quarter of 2003. See attached press release and related financial tables issued by Santander BanCorp on July 16, 2003. The information set forth in the attached press release and related financial tables are incorporated herein by reference and constitutes a part of this report.

(c) Exhibits

99.1 Press Release issued July 16, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SANTANDER BANCORP

By: /s/ Laura Vazquez

First Senior Vice President

and Comptroller

Date: July 16, 2003

EXHIBIT 99.1

For more information contact:

Puerto Rico

María Calero (787) 751–6640

Evelyn Vega (787) 777–4546

SANTANDER BANCORP REPORTS IMPROVEMENT IN FINANCIAL EARNINGS FOR THE SECOND QUARTER OF 2003

Net income for the quarter ended June 30, 2003 amounted to $5.3 million, a 68.8% improvement over net income of $3.2 million reported in the first quarter of 2003.

Earnings per common share for the quarter ended June 30, 2003 amounted to $0.10 per share, a 100% improvement compared to $0.05 per share for the previous quarter.

Net loans reached $4.0 billion as of June 30, 2003, reflecting an increase of 5.0% compared to $3.8 billion as of December 31, 2002.

The ratio of non–performing loans to total loans improved to 2.66% as of June 30, 2003 from 3.20% as of December 31, 2002, a reduction of 54 basis points.

The allowance for loan losses represents 1.53% of total loans as of June 30, 2003. The ratio of the allowance for loan losses to non–performing loans improved from 49.94% as of March 31, 2003 to 57.64% as of June 30, 2003 (for the second quarter in 2002 the ratio was at 53.69%).

Tier I capital, total capital to risk–adjusted assets and leverage ratios reached 12.36%, 13.61% and 8.73%, respectively, as of June 30, 2003.

A cash dividend of $0.11 per common share was declared during the second quarter of 2003, for shareholders of record as of June 5th, 2003, resulting in an annualized dividend yield of 2.69% as of June 30, 2003.

San Juan, Puerto Rico, July 16, 2003 – Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), reported today its unaudited financial results for the second quarter of 2003.

The financial results for the second quarter of 2003, compared to the first quarter of 2003, are indicative of the Company´s improving trend and continued focus and commitment to regaining profitability and market share during this year.

For the quarter ended June 30, 2003, net income amounted to $5.3 million or $0.10 per share compared to net income of $3.2 million or $0.05 per common share for the first quarter of 2003. Net income for the second quarter of 2002 was $7.4 million. Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 3.34% and 0.34%, respectively, for the quarter ended June 30, 2003 compared to 1.61% and 0.20%, respectively, for the first quarter of 2003. For the second quarter of 2002, ROE and ROA were at 4.50% and 0.43%, respectively. The Efficiency Ratio1 improved to 72.54% for the second quarter of 2003, compared to 76.74% reported during the first quarter of 2003. The improvement in the efficiency ratio during the second quarter of 2003 is a result of higher net interest income. The efficiency ratio for the second quarter of 2002 was 65.83%

Net income for the six–month period ended June 30, 2003 reached $8.5 million, or $0.15 per share. ROE and ROA were 2.47% and 0.27%, respectively for the six–month period ended June 30, 2003. For the six–month period ended June 30, 2002 net income amounted to $21.3 million and ROE and ROA were 7.04% and .62%, respectively. The Efficiency Ratio1 for the first semester of 2003 and 2002 was 74.55% and 65.45%, respectively.

Income Statement

For the quarter ended June 30, 2003, net income reached $5.3 million or $0.10 per common share, a 68.8% improvement over net income of $3.2 million or $0.05 per common share reported for the first quarter of 2003. This improvement was primarily due to a decrease of $2.3 million in interest expense, a gain on sale of investment securities available for sale of $5.3 million and a gain on sale of securitized mortgage loans of $3.7 million, as well as recognition of mortgage servicing rights on loans sold of $1.1 million. These increases were partially offset by an increase in the provision for loan losses of $1.7 million and operating expenses of $1.4 million.

Net income for the second quarter of 2002 was $7.4 million compared to $5.3 million for the second quarter of 2003. This reduction was due to a decrease in net interest margin of $10.0 million that was partially offset by a gain on sale of securitized mortgage loans of $3.7 million together with the recognition of mortgage servicing rights on loans sold totaling $1.1million. There was also a gain of $5.3 million on sales of securities compared to $4.0 million during the same period in 2002. Operating expenses remained stable for both periods. Net income for the six–month period ended June 30, 2003 reached $8.5 million, 60.0% lower than net income of $21.3 million for the same period in 2002. This decrease was primarily due to a lower net interest margin of $21.1 million and partially offset by a lower provision for loan losses and income taxes.

For the quarter ended June 30, 2003, net interest income1 amounted to $49.5 million, compared to $48.0 million for the first quarter in 2003 and $60.0 million for the second quarter in 2002. There was an increase of 3.0% in net interest income1 during the second quarter of 2003 compared to the first quarter of 2003 due to a decrease in interest expense as a result of lower cost of funds.

Net interest margin improved from 3.19% for the first quarter of 2003 to 3.28% for the second quarter of 2003 as a result of the actions taken to reduce the cost of funding. Compared to the second quarter of 2002, there was a decrease in net interest income1 of $10.5 million or 17.5%. This reduction was primarily due to lower yields on earning assets and a 7.5% decrease in average interest earning assets that was partially offset by a decrease in the volume and the cost of interest bearing liabilities.

Net interest margin1 for the semester ended June 30, 2003 reflected a 17.2% decline to $97.5 million in 2003 from $117.7 million in 2002. This decrease was due to lower average earning assets and lower returns on those assets partially offset by a decrease in average interest bearing liabilities and cost of funds.

The provision for loan losses totaled $13.7 million for the second quarter of 2003, compared to $12.1 million for the previous quarter. The $1.7 million increase in the provision for loan losses was due to higher loss expectations in the consumer loan sector. The provision for the second quarter of 2002 was $16.5 million, $2.8 million over the provision for the same period in 2003. The provision for the six–month periods ended June 30, 2002 and 2003 was $28.4 million and $25.8 million, respectively. The reduction in the provision was due to a lower loan portfolio for the current year and lower net charge offs in 2003 compared to 2002.

Other operating income (excluding gains on sale of securities) reached $17.6 million for the quarter ended June 30, 2003 compared to $13.5 million for the quarter ended March 31, 2003. Other operating income (excluding gains on sale of securities) amounted to $13.6 million for the quarter ended June 30, 2002. The Company sold $91.6 million of securitized mortgage loans realizing a gain of $3.7 million and recognizing mortgage–servicing rights on loans sold of $1.1 million. During the second quarter of 2003 the Company realized gains on sales of securities available for sale of $5.3 million. Gains on sales of the securities for the quarters ended March 31, 2003 and June 30, 2002 amounted to $4.7 million and $4.0 million, respectively. Other income (including gains on sale of securities) for the six–month period ended June 30, 2003 was $41.3 million reflecting a slight increase over $41.0 million for the same period in 2002.

For the quarter ended June 30, 2003, the Efficiency Ratio1 improved to 72.54%, compared to 76.74% for the quarter ended March 31, 2003. This improvement was mainly as a result of higher net interest income during the quarter ended June 30, 2003. Compared to the same period in 2003, the efficiency ratio for the quarter ended June 30, 2002 was 65.83% as a result of higher net interest income during that quarter. The Efficiency Ratio1 for the semesters ended June 30, 2003 and 2002 was 74.55% and 65.45%, respectively. Lower revenues affected the 2003 ratio, while operating expenses remained constant over both periods.

Balance Sheet

Total assets as of June 30, 2003 reached $6.6 billion, compared to $7.1 billion reported as of December 31, 2002. This decrease was mainly due to sales of investment securities available for sale, resulting in a decrease in investment securities of $401 million, and a decrease of $220.7 million in cash and cash equivalents that were partially offset by an increase of $191 million in the net loan portfolio.

The net loan portfolio reflected a $191 million or 5.0% increase, reaching $4.0 billion at June 30, 2003, compared to the figures reported at December 31, 2002. This increase was partially due to the purchase of a $236 million mortgage loan portfolio during the first quarter of 2003.

Financial Strength

Non–performing loans to total loans as of June 30, 2003 amounted to 2.66%, a significant improvement over 3.20% as of December 31, 2002. Non–performing loans at June 30, 2003 amounted to $107.5 million, compared to $123.4 at December 31, 2002. During the first quarter of 2003 the Company sold several non–performing loans totaling $11.9 million to an affiliate.

The annualized ratio of net charge–offs to average loans for the quarter ended June 30, 2003 decreased to 1.05% from 1.16% reported for the quarter ended March 31, 2003, and reflected a strong improvement compared to 1.52% for the second quarter in 2002. Net charge offs for the second quarter of 2003 decreased $0.4 million compared to the first quarter of 2003 and $5.5 million when compared to the second quarter in 2002. The Company´s efforts are directed to continue improving this ratio.

The allowance for loan losses represents 1.53% of total loans as of June 30, 2003, an increase over the 1.50% reported as of December 31, 2002, and a significant increase over 1.29% reported as of June 30, 2002. The increase in this ratio was partially due to higher provision for loan losses as a result of higher expected losses in the consumer loan portfolio based on the Company´s historical loss experience. The allowance for loan losses to total non–performing loans at June 30, 2003 stood at 57.64%. Excluding non–performing mortgage loans (for which the Company has historically had a minimal loss experience) this ratio is 119.61%. The Company has increased its Allowance for Loan Losses through periodic charges to the provision for loan losses. This item is reviewed on a recurring basis considering an ongoing assessment of the Company´s credit exposure and a number of relevant variables. The level of the Allowance for Loan Losses is subject to changes in internal and external factors affecting the level of non–performing loans and credit risk of the loan portfolio.

As of June 30, 2003, Tier I capital to risk–adjusted assets, total capital to risk–adjusted assets (BIS ratio) and leverage ratios reached 12.36%, 13.61% and 8.73% respectively.

Shareholders´ Programs

During the second quarter of 2003, Santander BanCorp once again declared a cash dividend of 11 cents per common share to its common shareholders of record as of June 5th, 2003, payable on July 1, 2003.

As of June 30, 2003, under the Stock Repurchase Program, the Company had acquired a total of 4,011,260 shares of common stock, amounting to $67.6 million. The Board of Directors approved an extension to the program in November 2002, under which Santander BanCorp may repurchase up to 928,204 additional shares. As of June 30, 2003, 325,100 shares, or 35% of the shares under the extended program have been repurchased.

Institutional Background

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company´s website at www.santandernet.com.

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America by profits, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 15–year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

Currently, Santander Central Hispano maintains a leadership position in Latin America, with 4,067 offices serving more than 12 million individual clients and approximately half a million small and medium sized companies, managing a joint on and off–balance sheet business of approximately $98.1 billion, with a combined business quota of 10.4% (in loans and deposits on and off–balance sheet). The Group recorded $1.3 billion in net attributable income from Latin America during the year 2002.

####

This news release contains forward–looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management´s assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward–looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward–looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward–looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

 prt2q03
SANTANDER BANCORP
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2003, DECEMBER 31, 2002 AND JUNE 30, 2002
(Dollars in thousands, except per share data)

ASSETS

				Variance
	30–Jun–03	30–Jun–02	31–Dec–02	06/03–12/02
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$ 128,754	$ 135,793	$ 98,302	30.98%
Interest bearing deposits	25,302	100,469	268,620	–90.58%
Federal funds sold and securities purchased under agreements to resell	255,700	772,000	263,500	–2.96%
Total cash and cash equivalents	409,756	1,008,262	630,422	–35.00%
INVESTMENT SECURITIES AVAILABLE FOR SALE, at market value	1,064,435	817,047	1,271,690	–16.30%
INVESTMENT SECURITIES HELD TO MATURITY, at cost	902,544	1,356,036	1,096,358	–17.68%
LOANS HELD FOR SALE, net	381,583	139,890	197,613	93.10%
LOANS, net	3,666,749	3,984,518	3,655,270	0.31%
ALLOWANCE FOR LOAN LOSSES	(61,986)	(53,259)	(57,956)	6.95%
BANK PREMISES AND EQUIPMENT, net	60,556	65,175	63,198	–4.18%
ACCRUED INTEREST RECEIVABLE	32,152	38,147	41,110	–21.79%
OTHER ASSETS	141,306	149,239	167,495	–15.64%
	$ 6,597,095	$ 7,505,055	$ 7,065,200	–6.63%

LIABILITIES AND STOCKHOLDERS´ EQUITY
DEPOSITS:
Non–interest bearing	$ 687,538	$ 706,527	$ 628,324	9.42%
Interest bearing	3,077,729	4,124,391	3,891,338	–20.91%
Total deposits	3,765,267	4,830,918	4,519,662	–16.69%
FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS	392,320	381,081	245,960	59.51%
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	1,287,087	1,075,006	1,250,039	2.96%
COMMERCIAL PAPER ISSUED	174,775	174,883	39,991	337.04%
SUBORDINATED CAPITAL NOTES	–	–	–	N/A
TERM NOTES	258,036	323,376	307,464	–16.08%
ACCRUED INTEREST PAYABLE	20,382	26,551	25,050	–18.63%
OTHER LIABILITIES	128,284	86,331	99,706	28.66%
	6,026,151	6,898,146	6,487,872	–7.12%

STOCKHOLDERS´ EQUITY:
Preferred stock $25 par value; 10,000,000 shares authorized, 2,610,008 outstanding	65,250	65,250	65,250	0.00%
Common stock, $2.50 par value; 200,000,000 shares authorized; 46,410,214 shares issued;
42,398,954 and 43,182,514 shares outstanding in June 2003 and 2002, respectively and
42,566,454 shares outstanding in December 2002	116,026	116,026	116,026	0.00%
Capital paid in excess of par value	187,742	187,742	187,742	0.00%
Treasury stock at cost, 4,011,260; 3,227,700 and 3,843,760 shares in June 2003 and 2002 and
December 2002, respectively	(67,552)	(55,781)	(65,268)	3.50%
Accumulated other comprehensive (loss), net of taxes	(13,239)	(4,246)	(12,692)	4.31%
Retained earnings–
Reserve fund	116,482	114,418	116,482	0.00%
Undivided profits	166,235	183,500	169,788	–2.09%
Total stockholders´ equity	570,944	606,909	577,328	–1.11%
	$ 6,597,095	$ 7,505,055	$ 7,065,200	–6.63%
SANTANDER BANCORP
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002 AND THE
QUARTERS ENDED JUNE 30, 2003 AND 2002

(Dollars in thousands, except per share data)

	For the six months ended		For the quarters ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
INTEREST INCOME:
Loans	$ 121,535	$ 153,256	$ 61,274	$ 75,436
Investment securities	34,795	36,146	16,794	20,090
Interest bearing deposits	276	488	125	214
Federal funds sold and securities purchased under
agreements to resell	956	2,131	566	736
Total interest income	157,562	192,021	78,759	96,476

INTEREST EXPENSE:
Deposits	30,135	42,502	14,069	21,659
Securities sold under agreements to repurchase
and other borrowings	37,875	38,558	18,774	18,783
Subordinated capital notes	–	278	–	53
Total interest expense	68,010	81,338	32,843	40,495

Net interest income	89,552	110,683	45,916	55,981

PROVISION FOR LOAN LOSSES	25,780	28,422	13,715	16,450
Net interest income after provision for loan losses	63,772	82,261	32,201	39,531

OTHER INCOME:
Service charges, fees and other	19,916	20,880	9,685	10,446
Gain on sale of securities	10,008	12,182	5,339	4,041
Gain on sale of mortgage servicing rights	185	290	60	167
Other gains and losses	11,148	7,663	7,900	3,201
Total other income	41,257	41,015	22,984	17,855

OTHER OPERATING EXPENSES:
Salaries and employee benefits	33,235	34,537	16,924	16,878
Occupancy costs	6,522	6,581	3,297	3,251
Equipment expenses	4,511	6,067	2,293	2,965
Other operating expenses	51,694	48,726	26,156	25,474
Total other operating expenses	95,962	95,911	48,670	48,568

Income before provision for income tax	9,067	27,365	6,515	8,818

PROVISION FOR INCOME TAX	566	6,090	1,177	1,461

NET INCOME	8,501	21,275	5,338	7,357

DIVIDEND TO PREFERRED SHAREHOLDERS	2,284	2,284	1,142	1,142

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 6,217	$ 18,991	$ 4,196	$ 6,215

EARNINGS PER COMMON SHARE*	$ 0.15	$ 0.44	$ 0.10	$ 0.14

*After giving retroactive effect to the stock dividend declared on June 17, 2002

SANTANDER BANCORP

	2003	2003	2003	2002
	First	Second	First	First	Second
SELECTED RATIOS	Semester	Quarter	Quarter	Semester	Quarter

Net interest margin (1)	3.23%	3.28%	3.19%	3.62%	3.68%
Return on average assets (2)	0.27%	0.34%	0.20%	0.62%	0.43%
Return on average common equity (2)	2.47%	3.34%	1.61%	7.04%	4.50%
Efficiency Ratio (1,3)	74.55%	72.54%	76.74%	65.45%	65.83%
Capital:
Tier I capital to risk–adjusted assets	–	12.36%	12.39%	–	11.82%
Total capital to risk–adjusted assets	–	13.61%	13.64%	–	12.89%
Leverage ratio	–	8.73%	8.65%	–	8.61%
Non–performing loans to total loans	–	2.66%	2.88%	–	2.41%
Non–performing loans plus accruing loans
past–due 90 days or more to loans	–	2.76%	2.94%	–	2.51%
Allowance for loan losses to non–
performing loans	–	57.64%	49.94%	–	53.69%
Allowance for loans losses to period–
end loans	–	1.53%	1.44%	–	1.29%

(1) On a tax–equivalent basis.
(2) Ratios for the quarters are annualized.
(3) Operating expenses divided by net interest income, on a tax equivalent basis, plus other income, excluding gain on sale of securities.

SANTANDER BANCORP

SELECTED CONSOLIDATED FINANCIAL INFORMATION:

(DOLLARS IN THOUSANDS)

	QTD	QTD	QTD
	June 30,	June 30,	March 31,	2Q03/2Q02	2Q03/1Q03	Six month periods ended June 30,
	2003	2002	2003	Variation	Variation	2003	2002	Variation

Interest Income	$ 78,759	$ 96,476	$ 78,803	–18.4%	–0.1%	$ 157,562	$ 192,021	–17.9%
Tax equivalent adjustment	3,535	3,986	4,391	–11.3%	–19.5%	7,926	7,015	13.0%
Interest income on a tax equivalent basis	82,294	100,462	83,194	–18.1%	–1.1%	165,488	199,036	–16.9%
Interest expense	32,843	40,495	35,168	–18.9%	–6.6%	68,010	81,338	–16.4%
Net interest income on a tax equivalent basis	49,451	59,967	48,026	–17.5%	3.0%	97,478	117,698	–17.2%
Provision for loan losses	13,715	16,450	12,065	–16.6%	13.7%	25,780	28,422	–9.3%

Net interest income on a tax equivalent basis after provision	35,736	43,517	35,961	–17.9%	–0.6%	71,698	89,276	–19.7%
Other operating income	17,585	13,647	13,479	28.9%	30.5%	31,064	28,543	8.8%
Gain on sale of MSRs	60	167	125	–64.1%	–52.0%	185	290	–36.2%
Gain on sale of securities	5,339	4,041	4,669	32.1%	14.3%	10,008	12,182	17.8%
Other operating expenses	48,670	48,568	47,292	0.2%	2.9%	95,962	95,911	0.1%
Income on a tax equivalent basis before income taxes	10,050	12,804	6,942	21.5%	44.8%	16,993	34,380	–50.6%
Provision (Benefit) for income taxes	1,177	1,461	(611)	19.4%	–292.6%	566	6,090	–90.7%
Tax equivalent adjustment	3,535	3,986	4,391	–11.3%	–19.5%	7,926	7,015	13.0%
NET INCOME (LOSS)	$ 5,338	$ 7,357	$ 3,162	27.4%	68.8%	$ 8,501	$ 21,275	–60.0%

SELECTED RATIOS:

Per share data (1):
Earnings (loss) per common share	$ 0.10	$ 0.14	$ 0.05			$ 0.15	$ 0.44
Average common shares
outstanding	42,124,029	43,280,799	42,258,960			42,213,809	43,275,187
Common shares outstanding
at end of period	42,398,954	43,182,514	42,398,954			42,398,954	43,182,514
Cash Dividends per Share:
Preferred Stock	$ 0.44	$ 0.44	$ 0.44			$ 0.87	$ 0.87
Common Stock	$ 0.22	$ 0.22	$ 0.11			$ 0.22	$ 0.22

(1) Per share data is based on the average number of shares outstanding during the period.
Basic and diluted earnings per share are the same.
After giving retroactive effect to the stock dividend declared on June 17, 2002